Exhibit 10.4

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 10, 2020, is entered into by and among Forum Investors III LLC, a Delaware limited liability company (the “Sponsor Holdco”, the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each a “Sponsor” and, together, the “Sponsors”), Forum Merger III Corporation, a Delaware corporation (“Parent”), and Electric Last Mile, Inc., a Delaware corporation (the “Company” and together with the Sponsors and Parent, each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of December 10, 2020 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent, ELMS Merger Corp., a Delaware corporation (“Merger Sub”), and Jason Luo, in the capacity as the initial Stockholder Representative thereto in accordance with the terms and conditions of the Merger Agreement.

RECITALS

WHEREAS, as of the date of this Agreement, the Sponsors are the record holders and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owners of 616,250 Parent Class A Common Stock, 6,250,000 Parent Class B Common Stock and 205,416 Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, the Company, Parent and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that he, she or it has read the Merger Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 5.15 (Exclusivity) and 5.16 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02. Voting.

(a) Each Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of Parent (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of Parent (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) all of his, her or its shares of Parent Common Stock that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i) in favor of any proposal for stockholders of Parent to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of Parent to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Parent Common Stock present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for a Business Combination Transaction or the adoption of an agreement to enter into a Business Combination Transaction;

(iv) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent;

(v) against any change in the business, management or Board of Directors of Parent; and

(vi) against any action, transaction or agreement that (A) would result in a breach of any representation or warranty or covenant of Parent or the Merger Sub under the Merger Agreement; (B) would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect; (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent.

(b) Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation. For the avoidance of doubt, nothing contained herein requires a Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Parent Common Stock.

(c) Each Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02.

(d) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of August 18, 2020, by and among the Sponsors, Parent and other parties thereto (the “Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Parent Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

Section 1.03. No Transfers. During the Applicable Period, each Sponsor shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any shares of Parent Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Parent; (b) deposit any shares of Parent Common Stock or Warrants or any rights to acquire any securities or equity interests of Parent into a voting trust or enter into a voting agreement or any other arrangement with respect to any shares of Parent Common Stock or Warrants or any rights to acquire any securities or equity interests of Parent or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any shares of Parent Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Parent; (d) otherwise grant, permit or suffer the creation of any Liens on any shares of Parent Common Stock or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Parent and the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.03 shall be void ab initio. If any involuntary Transfer of any shares of Parent Common Stock or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of Parent Common Stock or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.04. Stop Transfer. No Sponsor shall request that Parent register any transfer of any Certificate or other uncertificated interest representing any shares of Parent Common Stock or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05. Waiver of Appraisal Rights. Each Sponsor hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.06. No Agreement as Director or Officer. Each Sponsor is entering into this Agreement solely in such Sponsor’s capacity as record or beneficial owner of shares of Parent Common Stock or Warrants and nothing herein is intended to or shall limit or affect any actions taken by such Sponsor or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of such Sponsor to the board of directors of Parent) of such Sponsor, solely in his or her capacity as a director or officer of Parent (or a Subsidiary of Parent) or other fiduciary capacity for Parent’s stockholders.

Section 1.07. New Shares. In the event that (a) any shares of Parent Common Stock, Warrants or other equity securities of Parent are issued to a Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Parent Common Stock or Warrants of, on or affecting the shares of Parent Common Stock or Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock, Warrants or other equity securities of Parent after the date of this Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock or other equity securities of Parent after the date of this Agreement (such shares of Parent Common Stock, Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Parent Common Stock or Warrants owned by such Sponsor as of the date hereof.

Section 1.08. No Litigation. Each Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions or (c) seeking Appraisal Rights in connection with the Merger. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Sponsor from enforcing such Sponsor’s rights under this Agreement.

Section 1.09. Further Assurances. Each Sponsor shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Parent or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSORS

Each Sponsor hereby represents and warrants to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

Section 2.01. Organization; Authorization. In the event a Sponsor is an individual, such Sponsor has full power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. In the event a Sponsor is a legal entity, (a) such Sponsor is a legal entity duly organized, validly existing and in good standing under the Laws of such Sponsor’s jurisdiction of organization, (b) such Sponsor has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform such Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of such Sponsor’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by such Sponsor and, in the event such Sponsor is an individual and is married and any of such Sponsor’s shares of Parent Common Stock or Warrants constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of such Sponsor, this Agreement has been duly executed and delivered by or on behalf of such Sponsor’s spouse, and this Agreement constitutes a valid and binding agreement of such Sponsor enforceable against such Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a) Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by such Sponsor with, nor are any required to be made or obtained by such Sponsor with or from any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by such Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform such Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by such Sponsor does not, and the consummation of the transactions contemplated by this Agreement by such Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Sponsor, if applicable or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of such Sponsor pursuant to, any Contract binding upon such Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which such Sponsor is subject, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform his, her or its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of such Sponsor, threatened against such Sponsor or any of its Affiliates and (b) neither such Sponsor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

Section 2.04. Ownership of Parent Common Stock and Warrants; Voting Power. Schedule I hereto correctly sets forth the number of shares such Sponsor’s shares of Parent Common Stock and Warrants as of the date of this Agreement and, other than such shares of Parent Common Stock and Warrants, as of the date of this Agreement, there are no Parent securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Parent securities) held of record or beneficially owned by such Sponsor or in respect of which such Sponsor has full voting power. Such Sponsor is the record holder and beneficial owner of all of his, her or its shares of Parent Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such shares of Parent Common Stock and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such shares of Parent Common Stock and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) the Parent’s Organizational Documents or the terms of any customary custody or similar agreement applicable to shares of Parent Common Stock or Warrants held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Sponsor to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Sponsor’s shares of Parent Common Stock or Warrants other than pursuant to the Merger Agreement or as set forth in Parent’s Organizational Documents.

Section 2.05. Reliance. Each Sponsor understands and acknowledges that Parent and the Company are relying upon such Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Sponsor contained in this Agreement.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Sponsor.

Section 2.07. Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries.

Section 2.08. No Other Representations or Warranties. Except for the representations and warranties made by such Sponsor in this Article 2, neither such Sponsor nor any other Person makes any express or implied representation or warranty to Parent or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and such Sponsor expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Sponsor as follows:

Section 3.01. Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02. Corporate Authority. Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of Parent’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.03. No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 3, neither Parent nor any other Person makes any express or implied representation or warranty to such Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and Parent expressly disclaims any such other representations or warranties.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Sponsor as follows:

Section 4.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02. Corporate Authority. The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. No approval by any holder of the Company’s equity interests is necessary to approve this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty to such Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties.

Article 5

GENERAL PROVISIONS

Section 5.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of: (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article VII thereof; (c) the effective date of a written agreement duly executed and delivered by Parent, the Company and such Sponsor terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of such Sponsor, in a manner that extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 Waiver of Appraisal Rights, Section 1.08 No Litigation and Section 1.09 Further Assurances and this Article 5 shall survive such termination. Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02. Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 5.02:

If to Parent:

Forum Merger III Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention: Marshall Kiev

   David Boris

Email: mk@mkcapitalpartners.com

     david@forummerger.com

with a copy to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas

New York, NY 10020
Attention: Joel Rubinstein

   Gary Silverman

Email: Joel.Rubinstein@whitecase.com

    Gary.Silverman@whitecase.com

If to the Company:

Electric Last Mile, Inc.

2541 High Meadow Circle

Suite 170

Auburn Hills, MI 48362

Attention: Jason Luo, Chairman

Email: jluo@electriclastmile.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
111 Huntington Avenue
Suite 2500

Boston, MA 02199
Attention: Paul D. Broude

Email: pbroude@foley.com

If to such Sponsor, to such Sponsor’s address set forth on a signature page hereto.

Section 5.03. Miscellaneous. Article IX, other than Sections 9.5, 9.8, 9.13 and 9.14, of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Forum Merger III Corporation

By:	/s/ Marshall Kiev
Name: Marshall Kiev
Title: Co-CEO and President

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Electric Last Mile, Inc.

By:	/s/ Benjamin Wu
Name: Benjamin Wu
Title: Secretary

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FORUM INVESTORS III LLC

By:	Forum Capital Management III LLC, as managing member

By:	/s/ David Boris
Name:	David Boris
Title:	Managing Member

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

FORUM CAPITAL MANAGEMENT III LLC

By:	/s/ David Boris
	Name:	David Boris
	Title:	Managing Member

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

By:	/s/ Marshall Kiev
Name: Marshall Kiev

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

By:	/s/ David Boris
Name: David Boris

Address:	c/o Forum Merger III Corporation,

1615 South Congress Avenue, Suite 103

Delray Beach, Florida 33445

[Signature Page to Support Agreement]

Schedule I

Sponsor Parent Common Stock and Warrants

Sponsor	Parent Class A Common Stock	Parent Class B Common Stock	Warrants
Forum Investors III LLC	616,250	6,250,000	205,416
Forum Capital Management III LLC	*	*	*
Marshall Kiev	*	*	*
David Boris	*	*	*

*	Forum Capital Management III LLC is the managing member of Forum Investors III LLC and has voting and investment discretion with respect to the common stock and warrants held by Forum Investors III LLC. Marshall Kiev and David Boris are the managing members of Forum Capital Management III LLC and may be deemed to have beneficial ownership of the common stock and warrants held directly by Forum Investors III LLC.

Schedule I-1

Schedule II

Affiliate Agreements

Letter Agreement, dated August 18, 2020, by and among Forum Merger III Corporation, each of Forum Merger III Corporation’s officers and directors and Forum Investors III LLC

Amended and Restated Promissory Note, dated July 2, 2020, issued to Forum Investors III LLC

Investment Management Trust Agreement, dated August 18, 2020, between Continental Stock Transfer & Trust Company and Forum Merger III Corporation

Registration Rights Agreement, dated August 18, 2020, among Forum Merger III Corporation, Forum Investors III LLC and the Holders signatory thereto

Securities Subscription Agreement, dated June 26, 2019, between Forum Merger III Corporation and Forum Investors III LLC

Private Placement Units Purchase Agreement, dated August 18, 2020, between Forum Merger III Corporation and Forum Investors III LLC

Administrative Services Agreement, dated August 18, 2020, between Forum Merger III Corporation and Forum Capital Management III LLC

Indemnity Agreements, each dated August 18, 2020, between Forum Merger III Corporation and each of the officers and directors of Forum Merger III Corporation

Warrant Agreement, dated August 18, 2020, between Continental Stock Transfer & Trust Company and Forum Merger III Corporation

Schedule II-1

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of December 10, 2020 (the “Sponsor Support Agreement”) by and among Parent, the Company and the Sponsors that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to:

Annex A-1